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                                                                   EXHIBIT 10.33


                          SECURITIES PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            MERCURY AIR GROUP, INC.,

                                       AND

                       J. H. WHITNEY MEZZANINE FUND, L.P.

                        --------------------------------

                         DATED AS OF SEPTEMBER 10, 1999

                        --------------------------------



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                          SECURITIES PURCHASE AGREEMENT

        AGREEMENT, dated as of September 10, 1999, by and between MERCURY AIR GROUP, INC. (the "COMPANY"), a New York corporation, and J. H. WHITNEY MEZZANINE FUND, L.P. ("WMF"), a Delaware limited partnership. WMF is sometimes referred to herein as the "PURCHASER."

                              W I T N E S S E T H:

        WHEREAS, the Company wishes to sell to WMF, and WMF wishes to purchase from the Company (i) a subordinated promissory note (the "WMF NOTE"), due September 9, 2006, in the principal amount of $24,000,000, and (ii) a warrant (the "WMF WARRANT") to purchase 503,126 shares of common stock, $ .01 par value per share, of the Company (the "COMMON STOCK"), in each case upon the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "AFFILIATE" shall mean any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company, or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Company. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "AFFILIATED GROUP" shall have the meaning set forth in Section 1504(a) of the Code.

        "AGREEMENT" shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.



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        "ASSET DISPOSITION" shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the stock of or equity interests in the Company or any of its Subsidiaries or (b) any or all of the assets of the Company or any of its Subsidiaries other than sales of inventory in the ordinary course of business. "NET PROCEEDS" of any Asset Disposition means cash proceeds received by the Company or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (x) the costs of such sale, lease, transfer or other disposition (including Taxes attributable to such sale, lease or transfer), and (y) amounts applied to repayment of Indebtedness secured by a Lien on the asset or property disposed.

        "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

        "BY-LAWS" shall mean, unless the context in which such term is used otherwise requires, the Bylaws of the Company or any of its Subsidiaries as in effect on the Closing Date.

        "CAPITAL EXPENDITURES" shall be determined as set forth in Exhibit D.

        "CAPITAL LEASE OBLIGATIONS" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP consistently applied and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied. The determination of Capital Lease Obligations at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.

        "CASH" shall mean the currency of the United States of America.

        "CASH EQUIVALENTS" shall mean: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's rating service or a least P-1 from Moody's Investors Service, Inc., (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the



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United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company's and its Subsidiaries, deposits at such institution.

        "CERCLA" has the meaning set forth in the definition of "Environmental Laws" below.

        "CERTIFICATE OF INCORPORATION" shall mean, unless the context in which it is used shall otherwise require, the Certificate of Incorporation of the Company or any of its Subsidiaries as in effect on the Closing Date.

        "CLOSING" shall have the meaning assigned to that term in Section 2.5.

        "CLOSING DATE" shall have the meaning assigned to that term in Section 2.5.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

        "COMMISSION" shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "COMMON STOCK" shall have the meaning assigned to that term in the second Whereas clause hereof, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

        "COMPLIANCE CERTIFICATE" shall have the meaning given in Section 8.1(c).

        "CONDITION OF THE COMPANY" shall mean the assets, business, properties, prospects operations, or financial condition of the Company and its Subsidiaries, taken as a whole.

        "CONSOLIDATED NET WORTH" of a Person shall mean the consolidated stockholders' equity of such Person calculated in accordance with GAAP consistently applied.

        "CONTINGENT OBLIGATION" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or



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as to which that Person is otherwise liable for reimbursement of drawings; or
(iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

        "CONTRACTUAL OBLIGATIONS" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person's property is bound.

        "CURRENT LIABILITIES" shall mean liabilities and other Indebtedness of a Person maturing on demand or within one (1) year from the date as of which Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP.

        "DEBENTURES" shall mean the Company's 7 3/4 Convertible Subordinated Debentures due February 1, 2006.

        "DEFINED BENEFIT PLAN" shall mean a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

        "EBITDA" shall be calculated as set forth in Exhibit D.

        "ENVIRONMENTAL LAWS" shall mean any applicable past, present or future federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise



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relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

        "ERISA AFFILIATE" shall mean a corporation that is or was a member of a controlled group of corporations with the Company within the meaning of section 4001(a) or (b) of ERISA or section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with Company within the meaning of section 414(m) of the Code, or a trade or business which together with Company is treated as a single employer under section 414(o) of the Code.

        "EVENT OF DEFAULT" shall have the meaning assigned to such term in the Note.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

        "EXERCISABLE SHARES" shall have the meaning assigned to that term in
Section 8.5 hereof.

        "FIXED CHARGE COVERAGE" shall be determined as set forth in Exhibit D.

        "GAAP" shall mean generally accepted accounting principles in effect within the United States, consistently applied.

        "GOVERNMENTAL AUTHORITY" shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "GUARANTOR" shall have the meaning assigned to that term in Section 3.5.



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        "GUARANTY(IES)" shall mean the Guaranty(ies) substantially in the form attached hereto as Exhibit C.

        "HAZARDOUS MATERIALS" shall mean (i) any chemical pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), solvents and waste oil;
(ii) any "hazardous substance" as defined under CERCLA or any environmental law, statute, regulation or rule; (iii) any hazardous waste defined under RCRA or any Environmental Law; and (iv) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the Property of the Company.

        "INDEBTEDNESS" shall mean as to any Person, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers' acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP consistently applied, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances,
(c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP consistently applied, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person. The determination of the amount of the Indebtedness at the relevant time of determination with respect to the Company and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.



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        "INDENTURE" shall mean that certain Indenture dated as of January 30,
1996 by and between the Company and IBJ Schroder Bank & Trust Company.

        "INTEREST COVERAGE" shall be determined as set forth in Exhibit D.

        "INTEREST EXPENSE" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied, including
(i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) all commissions paid to factors during such period, and (b) any other capitalized interest of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied.

        "INVESTMENT" shall mean (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest, membership interest or other equity securities of, any other Person (other than a Person that prior to the relevant purchase or acquisition was a Subsidiary of the Company) or (ii) any direct or indirect loan, advance or capital contribution by the Company or any of its Subsidiaries to any other Person (other than a Subsidiary of the Company), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

        "MULTIEMPLOYER PLAN" shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

        "NET INCOME" shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP consistently applied, but excluding any extraordinary gains or losses and any insurance proceeds received by the Company or any of its Subsidiaries.

        "NOTE" shall mean the WMF Note.



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        "OPERATING CASH FLOW" shall be calculated as set forth in Exhibit D.

        "OUTSTANDING BORROWINGS" shall mean all Indebtedness of the Company and its Subsidiaries for money borrowed that is outstanding at the relevant time of determination.

        "PERMITTED ACQUISITION" The acquisition of any Person, business, division, or specified group of assets by the Company or any of its Subsidiaries, provided that each of the following conditions is met with respect to any such acquisition:

                (a) immediately prior to and after, and after giving effect to, such acquisition, no Event of Default and no event which with the giving of notice or the passage of time would constitute an Event of Default, shall then exist;

                (b) the aggregate consideration (including, without limitation, assumption of Indebtedness permitted hereby and any amounts paid in respect of covenants not to compete) paid or to be paid by the Company or any of its Subsidiaries in connection with any one such acquisition shall not exceed $7,500,000 and paid or to be paid in connection with all such acquisitions in any period of twelve (12) consecutive months shall not exceed $10,000,000;

                (c) the consideration for such acquisition shall not include the assumption of indebtedness by the Company or any of its Subsidiaries, other than Indebtedness (i) in existence prior to the date of such acquisition, (ii) which was not incurred in connection with or in contemplation of, such acquisition,
(iii) in an aggregate amount for all such acquisitions not to exceed (together with other Indebtedness outstanding which is permitted pursuant to Section 9.4(b)(iii) hereof) the amount of Indebtedness permitted pursuant to Section 9.4(b)(iii) hereof, and (iv) on terms and conditions satisfactory to the Purchaser;

                (d) such acquisition shall have been approved by the board of directors and shareholders, if applicable, of the Person to be acquired; and

                (e) either (i) such acquisition is the acquisition of assets only (for use in substantially the same line of business as the line of business of the Company, or (ii) such acquisition involves the purchase of the capital stock or other equity interests of a Person and each of the following conditions is met:

                        (A) such acquisition is the acquisition of one hundred percent (100%) of the capital stock or other equity interest of such Person,

                        (B) such Person is in substantially the same line of business as the Company, and



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                        (C) as soon as practicable but in any event not later
than thirty (30) days after the occurrence of such acquisition, the Borrower shall (i) if such Person would have been required to execute a Guaranty at the Closing Date, cause such Person to execute and deliver to the Purchaser a Guaranty and (ii) cause such person to deliver to the Purchaser evidence of proper corporate authorization and legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case in form and substance satisfactory to the Purchaser.

        "PERSON" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "PLANS" shall have the meaning assigned to that term in Section 5.23 of this Agreement.

        "PREEMPTIVE RIGHTS AGREEMENT" shall mean the Preemptive Rights Agreement substantially in the form attached hereto as Exhibit E.

        "PRO FORMA BALANCE SHEET" shall mean the pro forma consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Section 3.13.

        "PURCHASER" shall have the meaning set forth in the first paragraph of this Agreement.

        "QUICK ASSETS" shall mean all of the assets of a person consisting of
(i) cash, (ii) Cash Equivalents, (iii) good and collectible accounts receivable as determined by such Person in accordance with established practice consistently applied if payable and outstanding not more than sixty (60) days after the date of the shipment of goods or the other transaction out of which any such account receivable arose, and (iv) inventory if and to the extent that the same shall consist of saleable finished goods ready and available for shipment to purchasers thereof; provided that accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with GAAP.

        "RCRA" has the meaning set forth in the definition of "Environmental Laws."

        "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

        "REQUIREMENTS OF LAW" shall mean as to any Person, provisions of the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon



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such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

        "RESTRICTED PAYMENT" shall mean: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock, limited liability company interest, or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, limited liability company interest, or partnership interest to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock, limited liability company interest or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Note and this Agreement; (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock, limited liability company interest, or partnership interest of the Company or any of its Subsidiaries now or hereafter outstanding; (v) any payment under any noncompete agreement except for noncompete agreements entered into in connection with any Permitted Acquisition and noncompete agreements existing on the date hereof and listed on
Schedule 5.28.

        "SEC REPORTS" with respect to any Person shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since July 1, 1995.

        "SECURITIES" shall mean, collectively, the Note and the Warrant.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

        "SENIOR CREDIT AGREEMENT" shall mean the Revolving Credit and Term Loan Agreement dated as of March 2, 1999 (as amended, modified, supplemented or restated) by the Company, the Banks listed on Schedule 1 thereto and BankBoston, N.A., as Agent.

        "SENIOR CREDIT DOCUMENTS" shall mean the Senior Credit Agreement and the other instruments and documents referred to therein or executed in connection therewith by the Company, any Guarantor or any other Subsidiary of the Company.

        "SENIOR INDEBTEDNESS" shall mean all Indebtedness of the Company and its Subsidiaries currently outstanding or incurred in the future including without limitation under the Senior Credit Documents pursuant to any borrowing by the Company or any of its Subsidiaries from



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any bank or institutional lender having total assets (together with its
Affiliates) in excess of $500,000,000, which for purposes hereof shall not include the California Economic Development Financing Authority.

        "SOLVENT" shall mean, with respect to the Company and its Subsidiaries considered as a whole, based on the Pro Forma Balance Sheet, that (i) the assets and the property of the Company and its Subsidiaries, considered as a whole, exceed the aggregate liabilities (including contingent and unliquidated liabilities) of the Company and its Subsidiaries, considered as a whole, (ii) after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Company and its Subsidiaries, considered as a whole, will not be left with unreasonably small capital, and (iii) after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries, considered as a whole, are able to both service and pay their liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

        "SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

        "SUBORDINATION AGREEMENT" shall mean that Subordination Agreement substantially in the form attached hereto as Exhibit H.

        "TANGIBLE NET WORTH" of a Person shall be determined by subtracting from Consolidated Net Worth of such Person the sum of (i) the book value of all intangibles of such Person determined in accordance with GAAP, consistently applied, to the extent included in determining Consolidated Net Worth of such Person, including, without limitation, good will, intellectual property and the stated value of treasury stock, and (ii) any write-up in the book value of assets of such Person from that reflected in the financial statements of the Company and its Subsidiaries as of and for the nine months ended March 31, 1999.

        "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TOTAL CONSIDERATION" shall mean the total consideration paid with respect to any acquisition, including without limitation (u) all payments made in cash and property, (v) all payments made in stock, (w) the amounts paid or to be paid pursuant to non-compete agreements and consulting agreements, (x) the amount of liabilities assumed (and in the case of a stock acquisition, the amount of liabilities of the Person to be acquired) (y) the amount of seller subordinated indebtedness incurred in connection with such acquisition and (z) the amount of all transaction fees.

        "TOTAL DEBT SERVICE" shall mean with respect to any Person and for any period, the sum of (i) Interest Expense for such period plus (ii) any and all scheduled repayments of principal during such period in respect of Indebtedness for borrowed money (including without limitation Indebtedness evidenced by notes or bonds), the deferred purchase price of assets, or Capitalized Lease Obligations.

        "TOTAL FUNDED INDEBTEDNESS" shall be calculated as set forth in Exhibit
D.

        "TRANSACTION DOCUMENTS" shall mean collectively, this Agreement, the Note, the Warrant, the Registration Rights Agreement, the Stockholders' Agreement, the Guaranties, the Certificate of Incorporation and the By-laws and the Subordination Agreement.

        "WARRANT" shall mean the WMF Warrant.

        "WHITNEY" shall mean J. H. Whitney & Co.

        "WMF NOTE" shall mean the subordinated promissory note in the principal amount equal to $24,000,000 referred to in the Whereas clause hereof, which note is substantially in the form attached hereto as Exhibit A.

        "WMF WARRANT" shall mean the warrant to purchase the number of shares of Common Stock of the Company equal to 503,126 shares referred to in the Whereas clause hereof, which warrant is substantially in the form attached hereto as Exhibit B.

        1.2 ACCOUNTING TERMS: FINANCIAL STATEMENTS. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that no "Accounting Changes" (as defined below) shall be taken into account in determining compliance with the financial covenants, standards or terms in this Agreement. The Company shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the basis for calculating financial covenant compliance (the calculation of financial covenant compliance shall not be based upon nor reflect such Accounting Changes) and the financial statements delivered (which shall reflect such Accounting Changes). "ACCOUNTING CHANGES" means: (a) changes in accounting principles required by GAAP and implemented by the Company; (b) changes in accounting principles recommended by the Company's certified public accountants and implemented by the Company; and (c) changes in carrying value of the Company's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the purchase and sale of the Securities or the other transactions described in the Transaction Documents, or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma Balance Sheet. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

        1.3 KNOWLEDGE OF THE COMPANY. All references to the knowledge of the Company or to facts known by the Company shall mean actual knowledge or notice of the Chairman, Chief Executive Officer, President, Chief Financial Officer or other executive officer of the Company, any of its Subsidiaries or any division of the Company or any of its Subsidiaries or knowledge which such Person could reasonably have acquired through the exercise of due inquiry.

                                    ARTICLE 2

                       PURCHASE AND SALE OF THE SECURITIES

        2.1 PURCHASE AND SALE OF THE WMF NOTE. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Company on the Closing Date, the WMF Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith. The purchase price of the WMF Note shall be $23,707,533.

        2.2 PURCHASE AND SALE OF WMF WARRANT. Subject to the terms and conditions herein set forth, the Company agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Company on the Closing Date, the WMF Warrant substantially in the form attached hereto as Exhibit B, appropriately completed in conformity herewith. The purchase price for the WMF Warrant shall be $292,467.

        2.3 FEES AT CLOSING; ANNUAL FEES. On the Closing Date, the Company shall
(a) pay to Whitney a placement fee equal to two percent (2%) of the principal amount of the Note, and (b) reimburse all of Whitney's and the Purchaser's reasonable out-of-pocket expenses (including, without limitation, fees, charges and disbursements of counsel and consultants) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Transaction Documents and Whitney's and the Purchaser's due diligence investigation, and
(ii) the transactions contemplated by this Agreement and the Transaction Documents, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

        2.4 CLOSING. The purchase and issuance of the Securities shall take place at the closing (the "CLOSING") to be held at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022 at 10:00 a.m., Local Time, on September 10, 1999 (the "CLOSING DATE"). At the Closing, the Company shall deliver the WMF Note and the WMF Warrant to WMF against delivery by WMF to the Company of the purchase price therefor. In each case, payment of such purchase price shall be by wire transfer.

        2.5 FINANCIAL ACCOUNTING POSITIONS; TAX REPORTING. Each of the parties hereto agrees to take reporting and other positions with respect to the Securities which are consistent with the purchase price of the Securities set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or Commission rules (in which case the parties agree only to take positions inconsistent with the purchase price of the Securities set forth herein, provided that the Purchaser have consented thereto, which consent shall not be unreasonably withheld). Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Securities which are consistent with the purchase price of the Securities set forth herein for all other purposes, including without limitation, for all federal, state and local tax purposes.

                           [INTENTIONALLY LEFT BLANK]

                                    ARTICLE 3

                                CONDITIONS TO THE
                          OBLIGATIONS OF THE PURCHASER
                           TO PURCHASE THE SECURITIES

        The obligation of the Purchaser to purchase the Note and the Warrant, to pay the purchase prices therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Purchaser of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company.

        3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Company.

        3.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Company.

        3.3 SECRETARY'S CERTIFICATES.

                (a) The Purchaser shall have received a certificate from the Company, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (i) that the attached copies of the Certificate of Incorporation and By-laws of the Company, and resolutions of the Board of Directors of the Company approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signature of each officer of the Company executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of the Company.

                (b) The Purchaser shall have received a certificate from each Subsidiary of the Company that is a Guarantor, certifying (i) that the attached copies of the Certificate of Incorporation and By-laws of such Subsidiary, and the resolutions of the Board of Directors of such Subsidiary approving the Guaranty and other Transaction Documents to which it is a party and the transactions contemplated thereby are all true, complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signatures of each officer of such Subsidiary executing the Guaranty and any other Transaction Document to which it is a party or any other document delivered in connection therewith on behalf of the Subsidiary.

        3.4 DOCUMENTS. The Purchaser shall have received true, complete and correct copies of (i) the SEC Reports of the Company and (ii) such agreements, schedules, exhibits, certificates, documents, financial information and filings as they may request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to the Purchaser.

        3.5 PURCHASE OF SECURITIES PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents

                (a) shall not be prohibited by any Requirement of Law,

                (b) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and

                (c) shall be permitted by all Requirements of Law to which Purchaser or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and the Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

        3.6 OPINION OF COUNSEL. The Purchaser shall have received an opinion of outside counsel to the Company and its Subsidiaries, dated as of the Opinion, relating to the transactions contemplated by or referred to herein, in form and substance acceptable to the Purchaser.

        3.7 APPROVAL OF COUNSEL TO THE PURCHASER. All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Company and each of its Subsidiaries hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to Morrison Cohen Singer & Weinstein, LLP, counsel to the Purchaser, in its reasonable judgment (including, without limitation, the opinion of counsel referred to in Section 3.6 hereof).

        3.8 CONSENTS AND APPROVALS. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Note and the issuance of Common Stock upon the exercise of the Warrant) by the Company, or enforcement against the Company, of the Transaction Documents to which it is a party shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

        3.9 REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Registration Rights Agreement.

        3.10 PREEMPTIVE RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Preemptive Rights Agreement.

        3.11 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchaser, would prohibit the purchase of the Securities hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

        3.12 PRO FORMA BALANCE SHEET. The Company shall have delivered to the Purchaser as of the Closing Date a pro forma consolidated balance sheet of the Company and its Subsidiaries, certified by the chief financial officer of the Company that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated by the Transaction Documents, including all material fees and expenses in connection therewith.

        3.13 GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchaser as of the Closing Date, good standing certificates for the Company and each of its Subsidiaries for each of their respective jurisdictions of incorporation and all other jurisdictions where they do business.

        3.14 NO LITIGATION. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against the Purchaser, the Company or any Subsidiary (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to the Purchaser, Company or any Subsidiary, severally or in the aggregate, materially and adversely affect the Condition of the Company.

        3.15 GUARANTIES. The Purchaser shall have received a Guaranty duly executed and delivered by each Subsidiary of the Company organized under the laws of any state or the District of Columbia of the United States of America as identified on Schedule 5.18 (each, a "GUARANTOR").

                                    ARTICLE 4

                          CONDITIONS TO THE OBLIGATIONS
                 OF THE COMPANY TO ISSUE AND SELL THE SECURITIES

        The obligations of the Company to issue and sell the Securities and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date:

        4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

        4.2 COMPLIANCE WITH THIS AGREEMENT. The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

        4.3 SUBORDINATION AGREEMENT. The Subordination Agreement shall have been executed and delivered by all parties thereto.

        4.4 SALE OF SECURITIES PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Company or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and the Company shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

        4.5 CONSENTS AND APPROVALS. All consents, exemptions and authorizations under the Senor Credit Documents necessary, desirable, or required in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Note and the issuance of Common Stock upon the exercise of the Warrant) by the Company or any Guarantor, or enforcement against the Company and each Guarantor, of the Transaction Documents to which it is a party shall be in full force and effect, each of such consents, exemptions and authorizations having been obtained as of the date hereof.

        4.6 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Company, would prohibit the sale of the Securities hereunder or subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be sold hereunder.

        4.7 NO LITIGATION. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against the Purchaser, the Company or any Subsidiary (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to the Purchaser, Company or any Subsidiary, severally or in the aggregate, materially and adversely affect the Condition of the Company.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Purchaser as follows:

        5.1 CORPORATE EXISTENCE AND POWER. The Company and each of its
Subsidiaries:

                (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                (c) is, duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the Condition of the Company; and

                (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder. Schedule 5.1 contains a true, complete and correct list of the Company and each Subsidiary and each jurisdiction where its ownership, lease or operation of property or the conduct of its business would require it to be qualified to do business as a foreign entity.

        5.2 CORPORATE AUTHORIZATION; NO CONTRAVENTION.

                (a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities: (i) has been duly authorized by all necessary corporate, and if required, stockholder action; (ii) do not and will not contravene the terms of the Certificate of Incorporation or By-Laws of the Company or any Subsidiary, or any amendment thereof; (iii) do not and will not (A) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (B) create in any other Person a right or claim of termination or amendment, or (C) require modification, acceleration or cancellation of, any Contractual Obligation of the Company or any of its Subsidiaries; and (iv) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or any of its Subsidiaries.

                (b) The execution, delivery and performance by each Guarantor of the Guaranty and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated thereby: (i) has been duly authorized by all necessary corporate, and if required, stockholder action; (ii) do not and will not contravene the terms of the Certificate of Incorporation or By-Laws of such Subsidiary, or any amendment thereof; (iii) do not and will not (A) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (B) create in any other Person a right or claim of termination or amendment, or (C) require modification, acceleration or cancellation of, any Contractual Obligation of such Subsidiary; and (iv) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the such Subsidiary.

        5.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including, without limitation, the payment of interest on the Note and the issuance of shares of capital stock upon the exercise of the Warrant), or enforcement against, the Company of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for the consent of the Majority Banks as defined in the Senior Credit Agreement, which consent has been obtained and is in full force and effect.

        5.4 BINDING EFFECT. This Agreement has been, and each of the Transaction Documents to which the Company will be a party to will be, duly executed and delivered by the Company, and this Agreement constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

        5.5 NO LEGAL BAR. Neither the execution, delivery and performance of the Transaction Documents nor the issuance of or performance of the terms of the Securities will violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has previously entered into any agreement which is currently in effect or to which the Company or any of its Subsidiaries is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company in the Transaction Documents.

        5.6 LITIGATION. Except as set forth on Schedule 5.6, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company or any of its Subsidiaries (or, as applicable, to the Company's knowledge, any of their respective shareholders, directors, officers, employees or agents in their representative capacities), which action, suit, proceeding, claim or dispute, if determined adversely to the Company or such Subsidiary, could have a material adverse effect on the Condition of the Company. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

        5.7 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.7, and except where the failure to so comply would not, either singly or in the aggregate, materially adversely affect the Condition of the Company, the Company and each of its Subsidiaries are in compliance with all Requirements of Law.

        5.8 NO DEFAULT OR BREACH. No event has occurred and is continuing or would result from the incurring of obligations by the Company and its Subsidiaries under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any material respect.

        5.9 TITLE TO PROPERTIES.

                (a) Schedule 5.9(a) contains a true, complete and correct list of all real property reflected on the Pro forma Balance Sheet or used in connection with the respective businesses of the Company and each of its Subsidiaries. The Company and/or its Subsidiaries have good and marketable title in and to all real property reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses, free and clear of all Liens, liabilities and rights except as provided on Schedule 5.9(a).

                (b) Schedule 5.9(b) contains a list of all real property leases reflected on the Pro Forma Balance Sheet or used in connection with the respective businesses of the Company and each of its Subsidiaries. The Company and/or its Subsidiaries hold all of the right, title and interest of the tenant under the leases reflected on the Pro Forma Balance Sheet or used in connection with their respective businesses free and clear of all Liens, liabilities and rights except as provided on Schedule 5.9(b).

        5.10 USE OF REAL PROPERTY.

                (a) Except as set forth on Schedule 5.10, the owned and leased real properties reflected on the Pro Forma Balance Sheet or used in connection with the respective businesses of the Company and its Subsidiaries, are used and operated in compliance and conformity with all Contractual Obligations and Requirements of Law, except to the extent that the failure so to comply would not, in the aggregate, materially adversely affect the Condition of the Company; neither the Company nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of either the Company or any of its Subsidiaries; and there is no such violation.

                (b) Except as set forth on Schedule 5.10, all structures, improvements and other buildings that are owned or covered by leases reflected on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries, comply with all applicable ordinances, codes, regulations and other Requirements of Law, except to extent that the failure so to comply would not, in the aggregate, materially adversely affect the Condition of the Company, have a valid and subsisting certificate of occupancy for their present use, and neither the Company nor any Subsidiary thereof has received any written notice from any Governmental Authority which is still outstanding of any failure to obtain any certificate, permit, license or approval with respect to the real property, or any intended revocation, modification or cancellation of same, the failure of which to obtain or retain in its present form would have a material adverse affect on the Condition of the Company, and no law or regulation presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

                (c) Except as set forth in Schedule 5.10, (i) each lease relating to leased real property reflected on the Pro Forma Balance Sheet or used in connection with the business of the Company or any of its Subsidiaries is in full force and effect and the Company enjoys peaceful and undisturbed possession thereunder, and (ii) there is no default on the part of the Company or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries under any such lease.

                (d) There are no service contracts, maintenance contracts, union contracts, concession agreements, licenses, agency agreements or any other Contractual Obligations affecting the real property or the leased property reflected on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries, or the operation thereof, other than those listed on Schedule 5.10, except for Contractual Obligations which are cancelable on no more than thirty (30) days' notice.

                (e) Except as set forth a Schedule 5.10, (i) there are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that would affect any part of the real property or the leased property reflected on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries, and (ii) there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the real property or the leased property on the Pro Forma Balance Sheet or used in connection with the business of the Company and its Subsidiaries, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which would in any way affect title to such real property or the leased property.

        5.11 TAXES.

                (a) Each of the Company and its Subsidiaries has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There is currently pending no claim made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                (b) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractors, creditor, stockholder, or other third party.

                (c) Neither the Company nor any of its Subsidiaries expects any Governmental Authority to assess any additional Taxes in any material amount for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either
(i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority.

                (d) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person or entity other than the Company and its Subsidiaries (i) under Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

        5.12 SEC REPORTS; FINANCIAL CONDITION.

                (a) The Company has timely filed all SEC Reports and has made available to the Purchaser each SEC Report. The SEC Reports of the Company, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the Commission or any national securities exchange or quotation service or comparable Governmental Authority.

                (b) Each of the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, stockholders' equity and cash flow, together with the notes thereto, which are included in or incorporated by reference into the SEC Reports of the Company fairly present, in all material respects, the financial position of the Company and each of its Subsidiaries as of the respective dates thereof, and the results of operations and cash flows of the Company and each of its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments.

                (c) The Pro Forma Balance Sheet delivered to the Purchaser sets forth the assets and liabilities of the Company and each of its Subsidiaries on a pro forma consolidated basis after taking into account the consummation of the transactions contemplated in this Agreement as of the Closing Date in question. The Pro Forma Balance Sheet has been prepared by the Company in accordance with GAAP, consistently applied, and fairly presents in all material respects the assets and liabilities of the Company and its Subsidiaries on a consolidated basis, reflecting the consummation of the transactions contemplated in this Agreement and based on the assumptions set forth therein as of the Closing Date.

                (d) The projections of the Company and its Subsidiaries on a consolidated basis heretofore delivered to the Purchaser (i) were prepared by the Company in the ordinary course of its operations consistent with past practice, (ii) are the most current projections prepared by the Company relating to the periods covered thereby, and (iii) are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof. Neither the Company nor any of its Subsidiaries has delivered to any Person any later dated projections.

        5.13 ERISA -- PROHIBITED TRANSACTIONS. The execution and delivery of the Transaction Documents, the purchase and sale of the Securities hereunder and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.14 DISCLOSURE.

                (a) Agreement and Other Documents. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchaser by the Company and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                (b) Material Adverse Effects. There is no fact known to the Company, which the Company has not disclosed to the Purchaser in writing which materially adversely affects or, insofar as the Company can reasonably foresee, could materially adversely affect, the Condition of the Company or the ability of the Company or any of its Subsidiaries to perform its obligations under the Transaction Documents, or any agreement or other document contemplated thereby to which it is a party.

        5.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1999, except as set forth on Schedule 5.15, neither the Company nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $250,000 in the aggregate, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, in excess of $250,000 in the aggregate, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than as contemplated in clause (iii) of this Section 5.15. (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets material to the Condition of the Company, (viii) suffered any non-insured losses of property, or waived any rights of substantial value, (ix) suffered any material adverse change in the Condition of the Company, (x) entered into any transaction, other than in the ordinary course of business, involving consideration in excess of $250,000 except as otherwise contemplated hereby, or
(xi) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate. To the knowledge of the Company, no material adverse change in the Condition of the Company is threatened or reasonably likely to occur.

        5.16 ENVIRONMENTAL MATTERS. Except as described on Schedule 5.16:

                (a) The property, assets and operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, except where the failure to so comply would not, either singly or in the aggregate, materially adversely affect the Condition of the Company; there are no Hazardous Materials stored or otherwise located in, on or under any of the property or assets of the Company or its Subsidiaries, including, without limitation, the groundwater, except in compliance with applicable Environmental Laws; and there have been no releases or, to the knowledge of the Company, threatened releases of Hazardous Materials in, on or under any property adjoining any of the property or assets of the Company or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in compliance with Environmental Laws.

                (b) None of the property, assets or operations of the Company or its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment except, in each case, where such remedial action if determined to be necessary could not have a material adverse effect on the Condition of the Company, or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law except, in each case, where such release or threatened release could not have a material adverse effect on the Condition of the Company.

                (c) Neither the Company nor any of its Subsidiaries has received any notice or claim, nor are there pending, or to the knowledge of the Company threatened or reasonably anticipated, lawsuits or proceedings against any of them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, which lawsuits or proceedings, if determined adversely to the Company or such Authority, could have a material adverse effect on the Condition of the Company.

                (d) Neither the Company nor its Subsidiaries is or was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "National Priorities List" or "CERCLIS List," (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum products storage facility.

                (e) Neither the Company nor any of its Subsidiaries has any present or contingent liability in connection with the presence either on or off the property or assets of the Company or its Subsidiaries of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, which liability could have a material adverse effect on the Condition of the Company.

        5.17 INVESTMENT COMPANY/GOVERNMENT REGULATIONS. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

        5.18 SUBSIDIARIES.

                (a) Schedule 5.18 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock or, or other equity interests in, the Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth on Schedule 5.18, as of the Closing Date, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any Liens. No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

                (b) Except as set forth on Schedule 5.18 and except for the Subsidiaries of the Company, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

        5.19 CAPITALIZATION.

                (a) As of the Closing Date, the authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, of which 6,641,175 shares are issued and outstanding and 3,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. The Company has approximately 140,100 shares of capital stock held in treasury. As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Transaction Documents, there will be: (i) 6,707,334 shares of Common Stock issued and outstanding (inclusive of 22,565 shares to be issued to the shareholders of Weather Data and 43,594 shares to be issued upon conversion of Debentures); (iii) 503,126 shares of Common Stock reserved for issuance upon exercise of the WMF Warrant; and
(iii) 839,551 shares of Common Stock reserved for issuance pursuant to the exercise of stock options issuable in accordance with the terms of one or more stock option plans of the Company existing on the date hereof ("MANAGEMENT OPTIONS"). The Warrant, the Management Options and all outstanding shares of capital stock of the Company have been duly authorized by all necessary corporate action. All outstanding shares of capital stock of the Company are, and the shares of Common Stock issuable upon exercise of the Warrant and the Management Options, when issued, will be, validly issued, fully paid and nonassessable and the issuance of foregoing has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person. Schedule 5.19 provides an accurate list as of the Closing Date, after giving effect to the transactions contemplated hereby and the other Transaction Documents of all of the holders of warrants, options, rights and securities convertible into capital stock, together with the number of shares of capital stock to be issued upon the exercise or conversion of such warrants, options, rights and convertible securities.

                (b) Except as set forth on Schedule 5.19, on the Closing Date, except for the Warrant and the Management Options, there will be no outstanding securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any of its Subsidiaries is a party relating to the issuance of any capital stock of the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

        5.20 PRIVATE OFFERING. No form of general solicitation or general advertising was used by the Company or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Securities. No registration of the Securities or Common Stock issuable upon the exercise of the Warrant pursuant to the provisions of the Securities Act or the state securities or "blue sky" laws will be required for the offer, sale or issuance of the Securities pursuant to this Agreement or of the Common Stock issuable upon the exercise of the Warrant. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities or any other security so as to require the registration of the Securities or Common Stock issuable upon the exercise of the Warrant pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Securities or Common Stock issuable upon the exercise of the Warrant are so registered.

        5.21 BROKER'S, FINDER'S OR SIMILAR FEES. Except as provided in Section
2.4 or as set forth on Schedule 5.21 there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such Person.

        5.22 LABOR RELATIONS. Neither the Company nor any of its Subsidiaries has committed or is engaged in any unfair labor practice. Except as set forth on
Schedule 5.22, there is (a) no unfair labor practice complaint pending or threatened against the Company or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place, and (d) no employment contract with any employee or independent contractor of the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 5.22, neither the Company, nor any of its Subsidiaries, is a party to any collective bargaining agreement.

        5.23 EMPLOYEE BENEFIT PLANS.

                (a) Employee Benefit Plans and Liabilities. Neither the Company nor any ERISA Affiliate has contributed to nor has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the "PLANS"), within the five-consecutive-year period immediately preceding the first day of the year in which the Closing Date occurs other than those liabilities with respect to such Plans specifically described on Schedule 5.23(a). Schedule 5.23(a) sets forth all Plans. At no time during such five year period has the Company or any ERISA Affiliate participated in or contributed to any Multiemployer Plan, nor during such period has the Company or any ERISA Affiliate had an obligation to participate in or contribute to any such Multiemployer Plan. No agreement subject to section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement. There are no outstanding material liabilities of the Company or any ERISA Affiliate to any employee benefit plans previously maintained by the Company or any ERISA Affiliate, and the Company is not aware of any potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the knowledge of the Company, threatened against the Company, an ERISA Affiliate or the Plans which might subject the Company or any ERISA Affiliate to any material liability. The Company has delivered to the Purchaser accurate and complete copies of all of the Plans.

                (b) Plan Compliance. The Company and each of its Subsidiaries is in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, Internal Revenue Service and Commission rules and regulations promulgated thereunder, with respect to all of the Plans, and is not subject to any material liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Plans. No Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority. All of the Plans comply currently, and have complied at all times (and all former Plans have complied at all times in the past), both as to form and operation, in all material respects, with their terms and with all Requirements of Law. Each of the Plans maintained by the Company or any Subsidiary that is an "employee benefit pension plan" (within the meaning of Section 3(2)(A) of ERISA) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of each such determination letter as would adversely affect such qualification. All amounts that are currently owing to Plan participants (including, without imitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date or provided for by adequate reserves on the Pro Forma Balance Sheet.

                (c) Prohibited Transactions. Except as set forth on Schedule 5.23(c), no Plan, nor any related trust, nor the Company, nor any Subsidiary thereof, nor any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of Company or any of its Subsidiaries therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or the Company, any Subsidiary of the Company or the Purchaser, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code which could have a material adverse effect on the Condition of the Company.

                (d) COBRA. Except as set for on Schedule 5.23(d), the Company and each of its Subsidiaries has complied with the continuation coverage requirements of group health plans provided in Section 4980B of the Code, Sections 601 et seq. of ERISA, the Family and Medical Leave Act of 1994, and the regulations promulgated thereunder, and (ii) there are no individual claims by any employee of the Company or any Subsidiary for any illness or accident which is expected to exceed $75,000 in health related costs to the Company or any Subsidiary within the twelve (12)-month period following the Closing Date.

                (e) Miscellaneous. Neither the Company, its Subsidiaries, nor any Plan provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, other than continuation coverage required by section 4980B of the Code. Neither the Company nor any of its Subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

        5.24 PATENTS, TRADEMARKS, ETC. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises and other rights (collectively, the "RIGHTS") being used to conduct their businesses as now operated. Schedule 5.24 sets forth a complete list of licenses or other or other Contractual Obligations relating to the Company's and its Subsidiaries' Rights and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such Rights. No Right or product, process, method, substance or other material presently sold by or employed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries contemplates selling or employing, infringes upon the Rights that are owned by others. No litigation is pending and no claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or use any Right or product, process, method, substance or other material presently sold by or employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has asserted any claim of infringement, misappropriation or misuse by any Person of any Rights owned by the Company or any of its Subsidiaries or to which any of them have exclusive use. Except as set forth on Schedule 5.24, no employee, officer or consultant of the Company or any of its Subsidiaries has any proprietary, financial or other interest in any Rights owned or used by the Company or its Subsidiaries in their businesses. Except as set forth on Schedule 5.24, neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Rights and neither the Company nor any of its Subsidiaries has granted any license or other right to use any of the Rights of the Company or it Subsidiaries, whether requiring the payment of royalties or not. The Company and its Subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of their Rights, including trade secrets and other confidential information. All trade secrets and other confidential information of the Company and its Subsidiaries are presently valued and protectible and are not part of the public domain or knowledge, nor have they been used, divulged or appropriated for the benefit of any Person other than the Company or its Subsidiaries or otherwise to the detriment of the Company or its Subsidiaries. No employee or consultant of the Company or its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for the Company or its Subsidiaries. No patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict the Company's or any Subsidiary's ability to use any of the Rights.

        5.25 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on Schedule 5.25, no officer, director or, to the knowledge of the Company, stockholder or other security holder of the Company or any of its Subsidiaries: (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

        5.26 TRADE RELATIONS. Set forth on Schedule 5.26 is a true and correct list of the twenty largest customers of the Company and the Subsidiaries taken as a whole in terms of sales during the twelve-month period ended June 30, 1999, and a list of the ten largest suppliers to the Company and the Subsidiaries taken as a whole in terms of purchases during the twelve-month period ended June 30, 1999. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, its Subsidiaries or their business with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company or any such Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances that would materially adversely affect the Condition of the Company or prevent the Company or its Subsidiaries from conducting their business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which such business has heretofore been conducted.

        5.27 OUTSTANDING BORROWINGS. Schedule 5.27 lists (i) the amount of all Outstanding Borrowings of the Company and its Subsidiaries (other than Indebtedness under this Agreement) as of the Closing, (ii) the Liens that relate to such Outstanding Borrowings and that encumber the assets of the Company and its Subsidiaries, (iii) the name of each lender thereof, and (iv) the amount of any unfunded commitments available to the Company or any Subsidiary in connection with any Outstanding Borrowings.

        5.28 MATERIAL CONTRACTS. Neither the Company nor any Subsidiary is a party to any Contractual Obligation, or is subject to any charge, corporate restriction, judgment, injunction, decree, or Requirement of Law, materially adversely affecting the Condition of the Company. Schedule 5.28 lists all contracts, agreements, commitments and other Contractual Obligations of the Company and its Subsidiaries as of the Closing Date, whether written or oral, other than (a) the Transaction Documents, (b) purchase orders in the ordinary course of business, and (c) any other contracts, agreements, commitments and other Contractual Obligations of the Company or any Subsidiary that do not extend beyond one year and involve the receipt or payment of not more than $500,000. Each of the contracts, agreements, commitments and other Contractual Obligations of the Company and its Subsidiaries required to be set forth on
Schedule 5.28 is in full force and effect. The Company has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Company, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.

        5.29 INSURANCE. Schedule 5.29 accurately summarizes all of the insurance policies or programs of the Company and each Subsidiary in effect as of the date hereof, and indicates the insurer's name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect. All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.8 hereof. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

        5.30 SOLVENCY. The Company and its Subsidiaries, taken as a whole, are Solvent.

        5.31 LOCATION OF ASSETS. The chief executive offices of the Company and its Subsidiaries and the books and records of the Company and its Subsidiaries concerning its accounts (as such term is defined in the Uniform Commercial Code) are located only at the address set forth on Schedule 5.31 identified as such, and the only other places of business and locations of assets of the Company and its subsidiaries, if any, are the addresses set forth on Schedule 5.31.

        5.32 YEAR 2000 COMPLIANCE. To the Company's knowledge, after due inquiry of its suppliers and customer and analysis of its telecommunications and data processing systems, (i) all computer software or hardware, and (ii) all electronic devices embedded within its telecommunications and data processing systems, owned or used by the Company or any of its Subsidiaries, or licensed by the Company or any of its Subsidiaries, as licensor or as licensee, other than any shrinkwrap software available to retail customers generally, is "Year 2000 Compliant" (as hereinafter defined), except as disclosed on Schedule 5.32 attached hereto. For purposes of this Agreement, "Year 2000 Compliant" shall mean (i) all such software or hardware shall operate in four-digit year format, without errors in the recognition, calculation and processing of date data relating to century recognition, leap years, single and multi-century formulae, date values and interfaces of date-related functionalities; (ii) all date processing shall be conducted in a four-digit year format and all date sorting that includes a "year field" or "year category" shall be based upon a four-digit year format; and (iii) any date arithmetic programs or calculators in the software or hardware shall operate in accordance with the related user documentation in the Year 2000, and the years following, without degrading functionality or performance.

        5.33 REDEMPTION.

                (a) The redemption of the Debentures (i) has been duly authorized by all necessary corporate action; (ii) does not and will not contravene the terms of the Certificate of Incorporation or By-Laws of the Company, or any amendment thereof; (iii) does not and will not (A) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice on the lapse of time or both), (B) create in any other Person a right or claim of termination or amendment, or (C) require modification, acceleration or cancellation of, any Contractual Obligation of the Company or any of its Subsidiaries; and (iv) does not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or any of its Subsidiaries.

                (b) All action in connection with the redemption by the Company of the Debentures has been taken in accordance with the terms and provisions of the Debentures and Indenture, and all applicable Requirements of Law.

                                    ARTICLE 6

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants as follows:

        6.1 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

        6.2 BINDING EFFECT. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        6.3 NO LEGAL BAR. The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

        6.4 PURCHASE FOR OWN ACCOUNT. The Securities to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the WMF Note or the WMF Warrant, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If the Purchaser should in the future decide to dispose of any of the Securities, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing all of the Securities to the following effect: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

        6.5 ERISA. No part of the funds used by it to purchase the Securities hereunder constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) or "plan" (as defined in Section 4975 of the Code) listed on Schedule 5.23.

        6.6 BROKER'S, FINDER'S OR SIMILAR FEES. Except as set forth in Section
2.4 hereof, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

        6.7 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 7

                                 INDEMNIFICATION

        7.1 INDEMNIFICATION. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchaser and its Affiliates and each of its officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "Liabilities") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, the Registration Rights Agreement, the Stockholders' Agreement, the Note, the Warrant, or the other Transaction Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Note, or the other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any of the Purchaser, the Company, any of its Subsidiaries or any holders of equity or indebtedness of the Company or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Company's or any Subsidiary's name), proceedings or investigations (whether formal or informal), or written threats thereof arising out of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 7.1 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document.

        7.2 PROCEDURE; NOTIFICATION. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that it will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

        7.3 REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                    ARTICLE 8

                              AFFIRMATIVE COVENANTS

        Until the payment by the Company of all principal of and interest on the Note and all other amounts due to the Purchaser under this Agreement and the other Transaction Documents, including, without limitation, all fees, expenses and amounts due in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchaser as follows:

        8.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Company shall deliver to the Purchaser each of the financial statements and other reports described below (in each case, two (2) copies of each such financial statement or report, as the case may be, shall be forwarded to the attention of Mr. Daniel J. O'Brien, the Chief Financial Officer of the Purchaser, or such other person as may be designated in writing by the Purchaser from time to time):

                (a) Monthly and Quarterly Financial Information.

                        (i) As soon as available and in any event within thirty
                (30) days after the end of each month, the Company shall deliver the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such month and the related consolidated and consolidating statements of income for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month (and, with respect to financial statements delivered for months that are also the last month of any fiscal quarter, accompanied by the related consolidated and consolidating statements of income for such fiscal quarter); and

                        (ii) As soon as available and in any event within
                forty-five (45) days after the end of each fiscal quarter, (A) consolidated statements of stockholders' equity and cash flow for such fiscal quarter and for the period from the beginning of the then current fiscal year of the Company to the end of such fiscal quarter; and (B) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                (b) Year-End Financial Information. As soon as available and in any event within ninety (90) days after the end of the fiscal year of the Company, the Company shall deliver (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such fiscal year, (ii) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (iii) a report with respect to the financial statements from Deloitte & Touche, LLP or another "Big Five" firm of certified public accountants selected by the Company, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in conformity with GAAP. Such report shall contain an "Unqualified" opinion (as such term is defined in AU Section 508.10 of the American Institute of Certified Public Accountants Professional Standards). Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to this subsection 8.1(b), the Company shall deliver to the Purchaser a copy of a letter from the Company to such accounting firm, which letter shall have been delivered to such accounting firm prior to its delivery of such financial statements, stating that an intent of the Company in engaging the accounting firm's professional services to prepare the audit report relating to such financial statements was to benefit and influence the Purchaser and their successors or assigns. Such letter shall state that the Purchaser intends to rely on the audit report and the accounting firm's professional services provided to the Company and its Subsidiaries.

                (c) Company's Compliance Certificate. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 8.1(a) and 8.1(b) above, the Company shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as Exhibit G (or in such other form or substance as shall be satisfactory to the Purchaser) and referred to as a "COMPLIANCE CERTIFICATE") signed by the chief executive officer or chief financial officer of the Company. The Company and the Purchaser acknowledge and agree that calculations of covenant compliance, with respect to the financial covenants contained in Section 9.8 hereof and contained in any such compliance certificate delivered for a month that is not the last month of a fiscal quarter, will be for informational purposes only and shall not measure compliance (or lack of compliance) with such financial covenants.

                (d) Accountants' Reports. Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services.

                (e) Management Reports. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subsections 8.1(a) and 8.1(b), the Company will deliver a management report (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 8.1(f) and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

                (f) Projections. No earlier than sixty (60) days prior nor later than thirty (30) days prior to the end of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to the Purchaser projections of the Company and its Subsidiaries for the next succeeding five fiscal years, of which the projections for the next succeeding fiscal year shall be on a quarter-to-quarter basis, and the projections for the remaining fiscal years shall be on an annual basis, which projections in all cases shall include a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period.

                (g) SEC Filings and Press Releases. Promptly upon their becoming available, the Company shall deliver copies of (i) all SEC Reports of the Company and each Subsidiary, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Company or any of its Subsidiaries to their security holders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning material developments in the business the Company or any of its Subsidiaries.

                (h) Events of Default, Etc. Promptly upon the Company obtaining knowledge of any of the following events or conditions, the Company shall deliver copies of all notices given or received by the Company or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company's Chief Executive Officer, Executive Vice President, Chief Financial officer, or General Counsel, specifying the nature and period of existence of such event or condition and what action the Company has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a breach of any provision of this Agreement or any other Transaction Document; (ii) any notice that any Person has given to the Company or any Subsidiary, or any other action, taken with respect to a claimed default in any agreement evidencing Indebtedness or any other material agreement to which the Company or any Subsidiary is a party; or (iii) any event or condition that could reasonably be expected to result in any material adverse effect on the Condition of the Company.

                (i) Litigation. Promptly upon any officer of the Company obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed by the Company to the Purchaser or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which, in each such case, is reasonably possible to have a material adverse effect on the Condition of the Company, the Company will promptly give notice thereof to the Purchaser and provide such other information as may be reasonably available to them to enable the Purchaser and its counsel to evaluate such matter.

                (j) Subsidiaries. Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the stock of, or other equity interests in, a Person, such that such Person will become a Subsidiary, the Company shall notify the Purchaser of the Company's or any of its Subsidiary's intention to create such Subsidiary or acquire such stock or equity interests, and following such notice such Subsidiary will not be created or acquired until the Company has caused each Subsidiary to execute a joinder to this Agreement, and the other Transaction Documents in form and substance satisfactory to the Purchaser.

                (k) Supplemented Schedules; Notice of Corporate Changes. Annually, concurrently with the delivery of the projections required by subsection 8.1(f), the Company shall supplement in writing and deliver to the Purchaser revisions of the Schedules annexed to this Agreement as if the representations and warranties in this agreement were made as of such date to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that subsequent disclosures shall not constitute a cure or waiver of any Event of Default resulting from the matters disclosed. The Company shall provide prompt written notice to the Purchaser of (i) all jurisdictions in which the Company or any of its Subsidiaries becomes qualified after the Closing Date to transact business, and (ii) any material change after the Closing Date in the authorized and issued capital stock or other equity interests of the Company or any of its Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

                (l) No Defaults. The Company shall deliver to the Purchaser concurrently with the delivery of the financial statements referred to in
Section 8.1(b), a certificate of the Company's Chief Financial Officer stating that to his or her knowledge no Event of Default shall have occurred during the period covered thereby, except as specified in such certificate.

                (m) Other Information. With reasonable promptness, the Company shall deliver such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably required by the Purchaser.

        8.2 PRESERVATION OF CORPORATE EXISTENCE. The Company shall, and shall cause each of its Subsidiaries to:

                (a) preserve and maintain in full force and effect its corporate (or, as applicable, limited liability partnership or other entity) existence;

                (b) conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

                (c) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by each Governmental Authority, except to the extent the failure so to file would not, singly or in the aggregate, have a material adverse affect on the Condition of the Company.

        8.3 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

                (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

                (b) all lawful claims which the Company and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

        8.4 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law and with the directions of each Governmental Authority having jurisdiction over them or their business or property (including, without limitation, all applicable Environmental Laws), except to the extent that the failure so to comply would not, singly or in the aggregate, have a material adverse affect on the Condition of the Company.

        8.5 RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issuance or delivery upon exercise of the WMF Warrant and the Management Options, the maximum number of shares of capital stock that may be issuable or deliverable upon such exercise or conversion, as the case may be (the "EXERCISABLE SHARES"). The Exercisable Shares shall, when issued or delivered in accordance with the Warrant or the Management Options, as the case may be, be duly and validly issued and fully paid and non-assessable. The Company shall issue such capital stock in accordance with the provisions of the Warrant or the Management Options, as the case may be, and shall otherwise comply, in each case, with the terms thereof.

        8.6 INSPECTION. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchaser to visit and inspect any of their properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice; provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of the Purchaser, including, without limitation, any knowledge obtained by the Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

        8.7 PAYMENT OF NOTE. The Company shall pay the principal of, interest on and other amounts due in respect of, the Note on the dates and in the manner provided in the Note.

        8.8 INSURANCE. The Company and its Subsidiaries shall maintain or cause to be maintained in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company and its Subsidiaries will maintain or cause to be maintained the insurance listed on
Schedule 5.29 in at least such amounts with such additions thereto as may be appropriate for the business of the Company, with the insurers identified on
Schedule 5.29 or with financially sound and reputable insurers that have a rating as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), at least as high as the rating of the insurers with which the current policies are maintained. All such insurance policies shall provide that they may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to the Purchaser.

        8.9 BOOKS AND RECORDS. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

        8.10 USE OF PROCEEDS. The Company shall use the proceeds of the sale of Securities hereunder only as follows: (i) first, for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, (ii) second, for redemption of the outstanding Debentures, including accrued and unpaid interest and the call premium of 4% therein, and the fees and expenses associated with such redemption, and (iii) third, the balance, if any, for repayment of Indebtedness under the Senior Credit Documents.

        8.11 BOARD ATTENDANCE. The Company shall give Whitney and WMF notice of (in the same manner as notice is given to directors), and permit one Person designated by Whitney (or WMF) to attend as observer, all meetings of the Company's Board of Directors and all executive and other committee meetings of the Board of Directors and shall provide to Whitney and WMF the same information concerning the Company, and access thereto, provided to members of the Company's Board of Directors and such committees. The reasonable travel expenses incurred by any such designee of Whitney (or WMF) in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of reimbursing directors generally for such expenses.

        8.12 GRANTING OF MANAGEMENT OPTIONS. If the Company grants options, warrants or the right to acquire securities of the Company to employees, directors or consultants in excess of the number of shares subject to Management Options, the Company shall grant such options, warrants or other rights at an exercise price per share of Common Stock equal to at least the per share fair market value of the Common Stock (as determined by the Company's Board of Directors) at the time of such grant or grants, as the case may be.

                                    ARTICLE 9

                               NEGATIVE COVENANTS

        Until the payment by the Company of all principal of and interest on the Note and all other amounts due at the time of payment of such principal and interest to the Purchaser under this Agreement and the other Transaction Documents, including, without limitation, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Purchaser as follows:

        9.1 FUNDAMENTAL CHANGES; CONSOLIDATIONS, MERGERS AND ACQUISITIONS. The Company shall not, and shall not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its Certificate of Incorporation, By-laws or other organizational or governing agreements and documents, unless required by law; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person other than Permitted Acquisitions.

        9.2 TRANSACTIONS WITH AFFILIATES. Except in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its Subsidiaries to, (a) enter into any transaction or agreement or other Contractual Obligation with, or make any payment (other than pursuant to agreements existing on the date hereof or subsequently approved by the Purchaser) to, any Affiliate, (b) amend or terminate any existing agreement with any Affiliate, (c) purchase from or provide to an Affiliate any selling, general, management or administrative services, (d) directly or indirectly make any sales to or purchases from an Affiliate or (e) increase the compensation being paid to an Affiliate.

        9.3 NO INCONSISTENT AGREEMENTS. None of the Company nor any of its Subsidiaries shall enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation of the Company, or any of their Subsidiaries, which by its terms restricts or prohibits the ability of the Company to pay the principal of or interest on the Note or to fully satisfy all of the obligations under the Transaction Documents of the Company or any of its Subsidiaries.

        9.4 LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not cause, suffer or permit any of its Subsidiaries to, directly or indirectly, collectively and in the aggregate, issue, assume or otherwise incur any Indebtedness, other than:

                (a) Indebtedness created under this Agreement;

                (b) (i) Senior Indebtedness, up to an aggregate outstanding principal amount of $95,000,000, plus the amount of all obligations of the Company or any of its Subsidiaries under any Interest Rate Protection Agreement (as defined in the Subordination Agreement), (ii) amounts outstanding on the date hereof under the Loan Agreement between California Economic Development Financing Authority and the Borrower, and (iii) other Indebtedness, up to an aggregate outstanding principal amount of $5,000,000, in each case including without limitation the Indebtedness listed on Schedule 5.27;

                (c) Non-current liabilities for post-employment healthcare and other insurance benefits;

                (d) Trade payables and accrued expenses, in each case arising in the ordinary course of business;

                (e) Indebtedness secured by a Lien permitted under Section 9.5;

                (f) Indebtedness between and/or among the Company and its Subsidiaries; provided that the obligations of such Indebtedness shall:

                        (i) be subordinated in right of payment to all
                Indebtedness under the Note and this Agreement from and after such time as any portion of the Indebtedness under the Note and this Agreement shall become due and payable (whether at stated maturity, by acceleration or otherwise); and

                        (ii) have such other terms and provisions as the
                Purchaser may reasonably require; and

                (g) Refinancings, refundings or extensions of the foregoing; provided, that any such refinancings, refundings or extensions shall not:

                        (i) exceed the principal amount permitted under Section
                9.4(b) hereof;

                        (ii) shorten the maturity (or weighted average life to
                maturity) of such Indebtedness or convert a revolving credit facility into a facility which provides for the amortization of principal;

                        (iii) increase the interest rate applicable to such
                Indebtedness;

                        (iv) upon the occurrence and during the continuance of
                an Event of Default, cause any covenants or undertakings (whether affirmative or negative) of the Company or its Subsidiaries in respect of such Indebtedness to be more restrictive than such covenants or undertakings had been prior to such refinancing, refunding or extension;

                        (v) facilitate the exercise or enforcement of any
                remedies of any obligee of such Indebtedness in respect of any default or event of default thereunder;

                        (vi) materially and adversely affect any obligations
                under the Transaction Documents to the Purchaser; or

                        (vii) result in any amendments or modifications of any
                of the subordination provisions applicable to such Indebtedness.

        9.5 LIMITATION ON LIENS. The Company, will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including, without limitation, any document or instrument with respect to goods or accounts receivable) of the Company or its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "PERMITTED ENCUMBRANCES" means the following:

                (a) Liens for Taxes, assessments or other governmental charges which are not yet due and payable or which are being contested in good faith with a reserve or other appropriate provision having been made therefor;

                (b) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are (i) incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $100,000 or (ii) were incurred by any Person or in connection with any asset acquired in a Permitted Acquisition; provided that any such Lien was incurred in the ordinary course of business and is satisfied not more than thirty (30) days after the later of the date of the Permitted Acquisition or the date the obligation giving rise to such Lien became delinquent;

                (c) Liens (other than any Lien imposed under or in connection with ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                (d) Deposits in an aggregate amount not to exceed $100,000, made in the ordinary course of business to secure liability to insurance carriers;

                (e) Liens for purchase money obligations to acquire assets; provided that:

                        (i) each such Lien attaches to such asset concurrently
                with or within 10 days after acquisition thereof;

                        (ii) does not exceed the purchase price of such asset;
                and

                        (iii) the Indebtedness secured by all such Liens, shall
                not exceed $5,000,000; and

                        (iv) each such Lien encumbers only the asset so
                purchased;

                (f) Any attachment or judgment Lien not constituting an Event of Default;

                (g) Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

                (h) Easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                (i) Liens securing Senior Indebtedness; and.

                (j) Liens existing on the date hereof and renewals and extensions thereof, which Liens are set forth on Schedule 5.27 hereto.

        9.6 DISPOSITIONS OF ASSETS. The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to convey, sell (pursuant to a sale/leaseback or otherwise), lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for:

                (a) Bona fide sales of inventory, including real estate acquired in the ordinary course of business, to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business;

                (b) Asset Dispositions if all of the following conditions are met:

                        (i) the market value of assets sold or otherwise
                disposed of (by the Company and its Subsidiaries taken as a whole) in any fiscal year do not exceed $500,000;

                        (ii) the Net Proceeds received is at least equal to the
                fair market value of such assets;

                        (iii) at least 75% of the consideration received is
                cash;

                        (iv) after giving effect to the sale or other
                disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, the Company would be in compliance on a pro forma basis with the covenants set forth in Section 9.8 hereof recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement; and

                        (v) no Event of Default then exists or shall result from
                such sale or other disposition.

        9.7 LIMITATIONS ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries to declare, or make any Restricted Payment, other than so long as no Event of Default or event which with notice, the passage of time or both would become an Event of Default, shall have occurred and be continuing or would result there from, (a) Restricted Payments constituting payment of dividends in respect of Common Stock of the Company not to exceed $400,000 in any fiscal year of the Company; and (b) the repurchase or redemption from employees of the Company or its Subsidiaries of Common Stock of the Company or warrants to purchase Common Stock when such employees cease to be employed by the Company or such Subsidiaries in an aggregate amount not to exceed $250,000 in any fiscal year of the Company.

        9.8 FINANCIAL COVENANTS. The Company covenants and agrees that until payment in full of all Indebtedness hereunder and under the Note, the Company shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section 9.8 applicable to such Person. Compliance with the covenants in this Section 9.8 shall be determined on a consolidated basis in accordance with GAAP consistently applied, unless explicitly stated otherwise.

                (a) Interest Coverage. The Company shall not permit Interest Coverage for the Company and its Subsidiaries, on a consolidated basis, for any twelve (12) month period ending on the last day of a fiscal quarter during any of the periods set forth below to be less than the ratio set forth below for such period:

                        Period                                      Ratio
                        ------                                      -----
        Closing Date to and including June 30, 2000              3.125:1.00
        July 1, 2000 to and including December 31, 2000          3.25:1.00
        January 1, 2001 to and including June 30, 2001           3.50:1.00
        July 1, 2001 to and including June 30, 2002              4.00:1.00
        July 1, 2002 and thereafter                              4.00:1.00

"INTEREST COVERAGE" will be calculated as illustrated on Exhibit D.

                (b) Fixed Charge Coverage. The Company shall not permit Fixed Charge Coverage for the Company and its Subsidiaries, on a consolidated basis, for any twelve (12) month period ending on the last day of a fiscal quarter to be less than 1.00:1.00.

"FIXED CHARGE COVERAGE" will be calculated as illustrated on Exhibit D.

                (c) Total Leverage Test. The Company shall not permit the ratio of Total Funded Indebtedness as of the last day of any fiscal quarter during any of the periods set forth below to EBITDA for the twelve (12) month period ending on the last day of such fiscal quarter, with respect to the Company and its Subsidiaries, on a consolidated basis, to be greater than the ratio set forth below for such period:

                         Period                                    Ratio
                         ------                                    -----
        Closing Date to and including March 31, 2000             4.50:1.00
        April 1, 2000 to and including March 31, 2001            4.25:1.00
        April 1, 2001 to and including March 31, 2002            4.00:1.00
        April 1, 2002 and thereafter                             3.75:1.00

"TOTAL FUNDED INDEBTEDNESS" will be calculated as illustrated on Exhibit D.

                (d) Unfunded Capital Expenditures. The Company shall not permit aggregate Unfunded Capital Expenditures (as defined in Exhibit D) of the Company and its Subsidiaries in any fiscal year to exceed $4,000,000.

                (e) Debt Service Ratio. The Company will not permit the ratio of Operating Cash Flow to Total Debt Service for any twelve (12) month period ending on the last day of a fiscal quarter during any of the periods set forth below, with respect to the Company and its Subsidiaries, on a consolidated basis, to be less than the ratio set forth below for such period:

                      Period                                       Ratio
                      ------                                       -----
        Closing Date to and including June 30, 2001              1.10:1.00
        July 1, 2001 and thereafter                              1.15:1.00

                (f) Quick Ratio. The Company will not permit the ratio of (i) Quick Assets to (ii) the sum of Current Liabilities and (B) to the extent not included in Current Liabilities, the aggregate outstanding amount of all Loans under the Senior Credit Documents (other than the Term Loan, the Acquisition Loans and obligations in respect of the Letters of Credit, all as such terms are defined in the Senior Credit Agreement) for the Company and its Subsidiaries on a consolidated basis during the periods set forth below to be less than the ratio set forth below for such period:

                            Period                                   Ratio
                            ------                                   -----
          Closing Date to and including March 31, 2001             1.10:1.00
          April 1, 2001 to and including March 31, 2002            1.15:1.00
          April 1, 2002 to and including March 31, 2003            1.20:1.00
          April 1, 2003 and thereafter                             1.25:1.00

        9.9 EMPLOYEE BENEFIT PLANS. The Company shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate, without the prior approval of the Purchaser, (a) except in the ordinary cause of business and consistent with past practice in connection with Plans disclosed on Schedule 5.23 to establish or contribute to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or other employee benefit arrangement which (i) is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan, Multiemployer Plan or multiple employer plan (within the meaning of Section 413(c) of the Code); or (ii) provides post-retirement welfare benefits or "parachute payments" (within the meaning of Section 280G(b) of the Code); or (b) to amend any Plan if the effect of such amendment would cause such Plan to be a plan or arrangement described in clause (a)(i) hereof or to provide any of the benefits described in clause
(a)(ii) hereof.

        9.10 LIMITATION ON BUSINESS OF THE COMPANY. Neither the Company nor any of its Subsidiaries shall engage in any business or transaction other than the business in which it is currently engaged and the transactions contemplated by, or permitted under, this Agreement.

        9.11 INVESTMENTS. Except in the ordinary course of business and consistent with past practices, the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to make or own any Investment in any Person except: (a) Investments in Cash Equivalents; (b) intercompany loans and investments to the extent permitted under Section 9.2 or

9.4; (c) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; and (d) Investments consisting of minority interests in the capital stock or other equity interests of businesses in the aviation industry not to exceed $1,000,000 in the aggregate at any time.

        9.12 CONTINGENT OBLIGATIONS. The Company shall not, nor shall it permit any of their Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except those; (a) resulting from endorsements of negotiable instruments for collection in the ordinary course of business; (b) arising under this Agreement; (c) existing on the Closing Date and as described in Schedule 9.12 annexed hereto; (d) arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any Asset Dispositions; (e) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding any time outstanding $100,000 in aggregate liability; (f) incurred with respect to any Indebtedness permitted pursuant to Section 9.4 hereof; (g) not otherwise permitted by clauses
(a) through (f) above so long as any such Contingent Obligations, in the aggregate at any time outstanding do not exceed $250,000.

        9.13 MANAGEMENT FEES AND CONSULTING FEES. The Company shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, to pay any management, consulting or similar fees to any Affiliate or to any director, officer or employee of the Company or any of its Subsidiaries except reasonable director's fees and expenses and except as set forth on Schedule 9.13. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on Schedule 9.13 upon the incurrence and during the continuation of an Event of Default.

        9.14 FISCAL YEAR. The Company and its Subsidiaries shall not change their fiscal year without the prior consent of the Purchaser.

        9.15 PRESS RELEASE; PUBLIC OFFERING MATERIALS. Neither the Company nor any of its Affiliates shall, nor shall the Company or any of its Affiliates permit any of their respective Subsidiaries to disclose the name of the Purchaser or any of its Affiliates in any press release or in any prospectus, proxy statement or other materials filed with the governmental entity relating to a public offering of the capital stock or other equity interest of the Company, any of its Affiliates or any of their respective Subsidiaries without such Purchaser's or such Affiliate's prior written consent which shall not be unreasonably withheld.

        9.16 SUBSIDIARIES. Except as permitted in Section 8.1(j), the Company shall not, nor shall any of the Subsidiaries be permitted to, directly or indirectly, to establish, create or acquire any new Subsidiary.

        9.17 NO NEGATIVE PLEDGES. Except pursuant to agreements entered into from time to time with the creditors of the Senior Indebtedness, the Company will not, and will not permit any of its Subsidiaries, directly or indirectly to enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

        9.18 NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO THE COMPANY. Except pursuant to the existing agreements with the creditors of the Senior Indebtedness and except as otherwise provided herein, the Company will not, and will not permit any of its Subsidiaries, directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any such Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary's capital stock (or equity interest) owned by the Company or any Subsidiary; (b) subject to subordination provisions for the benefit of the Purchaser, pay any Indebtedness owed to the Company or any other Subsidiary; (c) make loans or advances to the Company or any other Subsidiary; or (d) transfer any of its property or assets to the Company or any other Subsidiary.

                                   ARTICLE 10

                                   PREPAYMENT

        10.1 OPTIONAL PREPAYMENT. Subject to Section 7 of the Note, the Company may prepay outstanding principal (together with accrued interest) on the Note in accordance with the "OPTIONAL PREPAYMENT" provisions set forth in Section 4 of the Note.

        10.2 MANDATORY PREPAYMENT. Subject to Section 7 of the Note, the Company shall prepay outstanding principal (together with accrued interest) on the Note in accordance with the "MANDATORY PREPAYMENT" provisions set forth in Section 3 of the Note.

                                   ARTICLE 11

                                  MISCELLANEOUS

        11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Securities and payment therefor, or termination of this Agreement.

        11.2 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

                      (a)    if to WMF:

                      J. H. Whitney Mezzanine Fund, L.P.
                      177 Broad Street
                      Stamford, Connecticut  06901
                      Telecopier No.: (203) 973-1422
                      Attention:  Mr. James H. Fordyce
                                  Mr. Daniel J. O'Brien

                      with a copy to:

                      Morrison Cohen Singer & Weinstein, LLP
                      750 Lexington Avenue
                      New York, New York  10022
                      Telecopier No.: (212) 735-8708
                      Attention: David A. Scherl, Esq.

                      (b)    if to the Company:

                      Mercury Air Group, Inc.
                      5456 McConnell Avenue
                      Los Angeles, CA 90066
                      Telecopier: (310) 827-0650
                      Attention: Mr. Joseph A. Czyzyk
                                  Wayne J. Lovett, Esq.

                      with a copy to:

                      McBreen, McBreen & Kopko
                      20 North Wacker Drive, Suite 252
                      Chicago, Illinois 60606
                      Telecopier: (312) 332-2657
                      Attention: Frederick Kopko, Esq.

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

        11.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchaser may assign any of their respective rights under any of the Transaction Documents to any Person and any holder of the Note, the Warrant or the Common Stock issuable upon exercise of the Warrant may assign, in whole or in part, the Note, or Warrant or the Common Stock issuable upon exercise of the Warrant to any Person. The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchaser, and any such purported assignment by the Company without the written consent of the Purchaser shall be void and of no effect. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

        11.4 AMENDMENT AND WAIVER.

                (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

        11.5 SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        11.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE (INCLUDING GIVING EFFECT TO GOL
SECTION 5-1401).

        11.8 DETERMINATIONS, REQUEST OR CONSENTS. All determinations, requests, consents, waivers or amendments to be made by the Purchaser in its opinions or judgments or with its approval or otherwise pursuant to the Transaction Documents shall be made with respect to the WMF Note, by the holder of the WMF Note, with respect to the WMF Warrant, by the holder of the WMF Warrant.

        11.9 JURISDICTION, JURY TRIAL WAIVER, ETC.

                (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE WARRANT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

                (b) EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE WMF NOTE, THE WMF WARRANT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE COMPANY AND ITS SUBSIDIARIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF WMF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT WMF WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT WMF HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

        11.10 SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

        11.11 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

        11.12 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

        11.13 CERTAIN EXPENSES. The Company will pay all expenses of the Purchaser (including, without limitation, fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto (including, without limitation, a response to a request by the Company for the Purchaser's consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents.

        11.14 PUBLICITY. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

        11.15 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Purchaser of a portion of the Securities to a Person not currently a party hereto. In connection with any such post-closing assignment, the Company shall enter into an intercreditor



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

agreement with WMF and any subsequent holders of the Notes, on terms and conditions reasonably satisfactory to all parties thereto.

        11.16 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.



                            [Signatures on next page]

                 SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                            MERCURY AIR GROUP, INC.

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            J. H. WHITNEY MEZZANINE FUND, L.P.

                                            By:    Whitney GP, L.L.C.

                                            By:
                                               ---------------------------------
                                               Name:
                                               A Managing Member



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